EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KNIGHT/TRIMARK GROUP, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Knight/Trimark Group, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article FIRST of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

“FIRST: The name of the corporation is Knight Trading Group, Inc. (hereinafter the “Corporation”).”

SECOND: Section (a) of Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

“FOURTH: (a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 540,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of class A common stock, par value $.01 per share (the “Class A Common Stock”), (ii) 20,000,000 shares of Class B common stock, par value $.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (iii) 20,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).”

THIRD: The foregoing amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 17th day of May, 2000.

KNIGHT/TRIMARK GROUP, INC.

By:	/s/ Michael T. Dorsey
Name:	Michael T. Dorsey
Title	Senior Vice President, General Counsel and Secretary